Form N-SAR, Sub-Item 77Q1(e)
Copies of any new or amended
investment advisory contract

Nuveen Equity Premium Advantage
Fund
333-123449
811-21731

EXHIBIT A

	INVESTMENT MANAGEMENT
AGREEMENT

AGREEMENT made this 28th day of July 2005, by and between NUVEEN EQUITY PREMIUM
ADVANTAGE FUND, a Massachusetts business trust (the Fund), and NUVEEN ASSET
MANAGEMENT, a Delaware corporation (the
Adviser).

	W I T N E S S E T H
In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

1. The Fund hereby employs the Adviser to
2. act
3. as the investment adviser for, and to
4. manage the investment and reinvestment
5. of the assets of the Fund in accordance
6. with the Funds investment objective and
7. policies and limitations, and to administer
8. the Funds affairs to the extent requested
9. by and subject to the supervision of the
10. Board of Trustees of the Fund for the
11. period and upon the terms herein set
12. forth.  The investment of the Funds assets
13. shall be subject to the Funds policies,
14. restrictions and limitations with respect to
15. securities investments as set forth in the
16. Funds then current registration statement
17. under the Investment Company Act of
18. l940, and all applicable laws and the
19. regulations of the Securities and
20. Exchange Commission relating to the
21. management of registered closed-end,
22. diversified management investment companies.

The Adviser accepts such employment and agrees during such period to render such services, to furnish office facilities and equipment and clerical, bookkeeping and administrative services (other than such services, if any, provided by the Funds transfer agent) for the Fund, to permit any of its officers or employees to serve without compensation as trustees or officers of the Fund if elected to such positions, and to assume the obligations herein set forth for the compensation herein provided. The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for nor represent the Fund in any way, nor otherwise be deemed an agent of the Fund.

2.	For the services and facilities described in
Section l, the Fund will pay to the Adviser, at the end of each calendar month, an investment management fee equal to the sum of a Fund-Level Fee and a Complex-Level Fee.

A. The Fund Level Fee shall be
B. computed by applying the following
C. annual rate to the average total daily
D. net assets of the Fund:
Average Total Daily Net Assets(1)
Rate
Up to $500 million.7000%
$500 to $1 billion.6750%
$1 billion to $1.5 billion.6500%
$1.5 billion to $2 billion.6250%
$2 billion and over.6000%

(1) Including net assets attributable to any Preferred Shares
(2) the
(3) Fund may issue and the principal amount of
(4) borrowings, if any.


B. The Complex-Level Fee shall be
C. calculated by reference to the
D. daily net assets of the Eligible
E. Funds, as defined below (with
F. such daily net assets to include,
G. in the case of Eligible Funds
H. whose advisory fees are
I. calculated by reference to net
J. assets that include net assets
K. attributable to preferred stock
L. issued by or borrowings by the
M. fund, such leveraging net assets)
N. (Complex-Level Assets),
O. pursuant to the following annual
P. fee schedule:

   Complex-Level Daily
   Managed Assets(1)			Rate

		First $55 billion
		.2000%
		Next $1 billion
		.1800%
		Next $1 billion
		.1600%
		Next $3 billion
		.1425%
		Next $3 billion
		.1325%
   Next $3 billion
   .1250%
   Next $5 billion
   .1200%
		Next $5 billion
		.1175%
		Next $15 billion
		.1150%

(1) With respect to Complex-Level Assets
over $91 billion, the fee rate or rates that
will apply to such assets will be determined
at a later date.   The parties agree that, in the
unlikely event that Complex-Wide Assets
reach $91 billion prior to the parties
reaching an agreement as to the Complex-
Level Fee rate or rates to be applied to such assets, the Complex-Level Fee rate for such Complex-Level Assets shall be .1400% until such time as the parties agree to a different rate or rates.

C.	Eligible Funds, for purposes of this
Agreement, shall mean all Nuveen-branded closed-end and open-end registered investment companies organized in the
United States. Any open-end or closed-end funds that subsequently become part of the Nuveen complex because either (a) Nuveen
Investments, Inc. or its affiliates acquire the investment adviser to such funds (or the advisers parent), or (b) Nuveen Investments, Inc. or its affiliates acquire the funds advisers rights under the management agreement for such fund, will be evaluated by both Nuveen management and the Nuveen Funds Board, on a case-by-case basis, as to whether or not these acquired funds would be included in the Nuveen complex of Eligible Funds and, if so, whether there would be a basis for any adjustments to the complex-level breakpoints.

	D.	For the month and year in which this
Agreement becomes effective, or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement shall have been in effect during the month and year, respectively. The services of the Adviser to the Fund under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.


3.	The Adviser shall arrange for officers or
employees of the Adviser to serve, without compensation from the Fund, as trustees, officers or agents of the Fund, if duly elected or appointed to such positions, and subject to their individual consent and to any limitations imposed by law.

4.	Subject to applicable statutes and regulations,
it is understood that officers, trustees, or agents of the Fund are, or may be, interested in the Adviser as officers, directors, agents, shareholders or otherwise, and that the officers, directors, shareholders and agents of the Adviser may be interested in the Fund otherwise than as trustees, officers or agents.

5.	The Adviser shall not be liable for any loss
sustained by reason of the purchase, sale or retention of any security, whether or not such purchase, sale or retention shall have been based upon the investigation and research made by any other individual, firm or corporation, if such recommendation shall have been selected with due care and in good faith, except loss resulting from willful misfeasance, bad faith, or gross negligence on the part of the Adviser in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

6.	The Adviser currently manages other
investment accounts and funds, including those with investment objectives similar to the Fund, and reserves the right to manage other such accounts and funds in the future. Securities considered as investments for the Fund may also be appropriate for other investment accounts and funds that may be managed by the Adviser. Subject to applicable laws and regulations, the Adviser will attempt to allocate equitably portfolio transactions among the portfolios of its other investment accounts and funds purchasing securities whenever decisions are made to purchase or sell securities by the Fund and one or more of such other accounts or funds simultaneously. In making such allocations, the main factors to be considered by the Adviser will be the respective investment objectives of the Fund and such other accounts and funds, the relative size of portfolio holdings of the same or comparable securities, the availability of cash for investment by the Fund and such other accounts and funds, the size of investment commitments generally held by the Fund and such accounts and funds, and the opinions of the persons responsible for recommending investments to the Fund and such other accounts and funds.

7. This Agreement shall continue in effect
8. until
9. August l, 2006, unless and until
10. terminated by either party as hereinafter
11. provided, and shall continue in force from
12. year to year thereafter, but only as long as
13. such continuance is specifically approved,
14. at least annually, in the manner required
15. by the Investment Company Act of 1940.

	This Agreement shall automatically terminate in the event of its assignment, and may be terminated at any time without the payment of any penalty by the Fund or by the Adviser upon no less than sixty (60) days' written notice to the other party. The Fund may effect termination by action of the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, accompanied by appropriate notice.


	This Agreement may be terminated, at any time, without the payment of any penalty, by the Board of Trustees of the Fund, or by vote of a majority of the outstanding voting securities of the Fund, in the event that it shall have been established by a court of competent jurisdiction that the Adviser, or any officer or director of the Adviser, has taken any action which results in a breach of the covenants of the Adviser set forth herein.

	Termination of this Agreement shall not
affect the right of the Adviser to receive payments on any unpaid balance of the compensation, described in
Section 2, earned prior to such termination.

8.	If any provision of this Agreement shall be
held or made invalid by a court decision, statute, rule, or otherwise, the remainder shall not be thereby affected.

9.	Any notice under this Agreement shall be in
writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for receipt of such notice.

10.	The Funds Declaration of Trust is on file with
the Secretary of the Commonwealth of
Massachusetts. This Agreement is executed on behalf of the Fund by the Funds officers as officers and not individually and the obligations imposed upon the Fund by this Agreement are not binding upon any of the Funds Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

11.
This Agreement shall be construed in
12. accordance with applicable federal law
13. and (except as to Section 10 hereof
14. which shall be construed in accordance
15. with the laws of Massachusetts) the laws
16. of the State of Illinois.


	IN WITNESS WHEREOF, the Fund and the
Adviser have caused this Agreement to be executed on the day and year above written.

	NUVEEN
EQUITY PREMIUM ADVANTAGE FUND



	By:
____/s/ Jessica R. Droeger___
___
	                  Vice President



Attest:  __/s/ Virginia L. ONeal_
__
              Assistant Secretary


	NUVEEN
ASSET MANAGEMENT



	By:
____/s/ Julia L. Antonatos______
	                 Managing Director



Attest:  __Larry Martin_____

             Assistant Secretary






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